UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2015

DISCOVER FINANCIAL SERVICES

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33378

Delaware	36-2517428
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015

(Address of principal executive offices, including zip code)

(224) 405-0900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 22, 2015, Discover Financial Services (the “Company”) announced that its subsidiaries, Discover Bank, The Student Loan Corporation and Discover Products, Inc. (the “Discover Subsidiaries”), agreed to a consent order with the Consumer Financial Protection Bureau (the “Bureau”) resolving the Bureau’s investigation with respect to certain student loan servicing practices. The Bureau’s investigation into these practices has been previously disclosed by the Company, initially in February 2014. The order requires the Discover Subsidiaries to provide redress of not less than $16 million to consumers who may have been affected by the activities described in the order related to certain collection calls, overstatements of minimum payment due amounts in billing statements, provision of interest paid information to consumers, and regulatory disclosures with respect to loans acquired in default. In addition, the Discover Subsidiaries are required to pay a $2.5 million civil money penalty to the Bureau. In the first quarter of 2015, adequate provision was made to cover these costs in the Company’s financial statements. The Discover Subsidiaries agreed to submit to the Bureau within 90 days a redress plan and a compliance plan designed to ensure that the Discover Subsidiaries provide redress and otherwise comply with the terms of the order. This description of the order is qualified in its entirety by reference to the full text of the order, which is included as Exhibit 99.1 hereto and incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Consent Order between the Consumer Financial Protection Bureau and Discover Bank, The Student Loan Corporation and Discover Products, Inc. dated July 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVER FINANCIAL SERVICES

Dated: July 22, 2015	By:	/s/ D. Christopher Greene
	Name:	D. Christopher Greene
	Title:	Vice President, Deputy General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Consent Order between the Consumer Financial Protection Bureau and Discover Bank, The Student Loan Corporation and Discover Products, Inc. dated July 22, 2015